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                                  EXHIBIT 21.1

                Subsidiary of Bancorp and Assumed Business Names

        Columbia Bancorp had one wholly-owned subsidiary as of December 31, 1997, Columbia River Banking Company. Columbia River Banking Company does business under the assumed business name "Columbia River Bank" in Hood River, The Dalles, and Maupin, Oregon; under the assumed business name "Juniper Banking Company" in Madras, Redmond, and Bend, Oregon; and under the assumed business name "Klickitat Valley Bank" in White Salmon, and Goldendale, Washington.